As filed with the Securities and Exchange Commission on May 15, 2020

Registration No. 333-211519

Registration No. 333-104110

Registration No. 333-35850

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. No. 333-211519

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. No. 333-104110

Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. No. 333-35850

UNDER THE SECURITIES ACT OF 1933

CARBO Ceramics Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-1100013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

575 North Dairy Ashford, Suite 300

Houston, Texas 77079

(281) 921-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernesto Bautista III

Vice President and Chief Financial Officer

575 North Dairy Ashford, Suite 300

Houston, Texas 77079

(281) 921-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to:

Michael S. Telle Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by CARBO Ceramics Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-3 (File No. 333-211519), filed with the SEC on May 23, 2016, pertaining to the registration of up to $300,000,000 of the Company’s common stock, par value $0.01 per share (“Common Stock”); preferred stock, par value $0.01 per share; senior or subordinated debt securities, which may be fully and unconditionally guaranteed by certain of our subsidiaries; warrants to purchase debt securities, preferred stock or Common Stock; rights to purchase shares of Common Stock and/or other securities; and units that include senior or subordinated debt securities, Common Stock, preferred stock, rights, warrants or other securities.

2.	Registration Statement on Form S-3 (File No. 333-104110), filed with the SEC on March 28, 2003, pertaining to the registration of up to 750,000 shares of Common Stock.

3.	Registration Statement on Form S-3 (File No. 333-35850), filed with the SEC on April 28, 2000, pertaining to the registration of up to 2,875,000 shares of Common Stock.

On March 29, 2020, the Company and its direct wholly owned subsidiaries, Asset Guard Products Inc. and StrataGen, Inc., filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Pursuant to an order entered by the Bankruptcy Court, the Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re CARBO Ceramics Inc., et al., Case No. 20-31973.

In connection with the Chapter 11 Cases, the Registrant has terminated any and all offerings pursuant to the Registration Statements. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 15, 2020. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CARBO Ceramics Inc.

By:	/s/ Gary A. Kolstad
Gary A. Kolstad
President, Chief Executive Officer and Director

By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and
Chief Financial Officer